March 30, 2000

AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ  07920

IDT Corporation
520 Broad Street
Newark, New Jersey  07102

               Re:  Purchase of Class A common stock
                    and related transactions

Gentlemen:

This letter agreement (this "Agreement") will confirm the actions taken by the Board of Directors (the "Board") of Net2Phone, Inc. (the "Company"), and by a committee of independent directors of the Company to whom authority was duly delegated by the Board, in connection with and in consideration for the proposed purchase (the "Purchase") by AT&T Corp. ("AT&T") and its designees, through a newly formed business entity ("Holdco"), from IDT Corporation ("IDT") of 14,900,000 shares of Class A common stock, par value $.01 per share (the "Class A Stock"), of the Company and certain related transactions, as set forth in the Letter Agreement, dated March 28, 2000, between AT&T and IDT (the "Letter Agreement").

1. Board Approval of the Amendment. The Board has duly adopted a resolution setting forth amendments (the


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     "Amendments") to the Company's certificate of incorporation (i) increasing the number of authorized shares of Class A Stock by four million and (ii) notwithstanding Section 4 of the Letter Agreement, expanding the Board by two seats, and resolving to nominate designees named by AT&T to such additional two seats. Promptly after the closing of the Purchase, IDT shall cause one of its designated Board members to resign, and AT&T shall nominate the replacement designee. AT&T and IDT agree to use their reasonable best efforts to assure that at least five members of the Board will be members not employed by, providing material services for compensation to or otherwise affiliated with AT&T, IDT or any member of Holdco or any of their affiliates (the "disinterested directors"); provided that the requirement for such reasonable efforts by AT&T and IDT shall cease to apply at such time as Holdco or IDT, as the case may be, becomes the beneficial owner of more than 85% or less than 15% of the voting power of the Company.

2. Solicitation of Shareholder Approval. The Board has declared the advisability of the Amendments and called a special meeting of the Company's stockholders for the consideration of the Amendments. The Board, subject to its fiduciary obligations, shall promptly take such actions as are necessary and appropriate to cause the adoption of the Amendments, including causing an information or proxy statement containing the recommendation of the Board of Directors in favor of the Amendments to be distributed to stockholders as promptly as practicable. The only additional corporate action required for the Primary Issuance is the approval of the Amendments by the affirmative vote of the holders of at least 66-2/3% of the outstanding Common Shares (as defined in Article Fourth of the Company's certificate of incorporation) and the filing of the Amendments with the Secretary of State of Delaware.

3. Section 203 of the Delaware General Corporation Law. By resolution, the Board has confirmed that the restrictions contained in Section 203 of the Delaware General Corporation Law shall not apply to any business combination between the Company and AT&T or Holdco.

4. Primary Issuance. Upon adoption of the Amendments, subject to the satisfaction or waiver of the terms and conditions set forth in clauses (2) through (10) of Section 3 of the


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     Letter Agreement, and subject to the parties to the Letter Agreement being ready, willing and able to consummate the Purchase, the Company shall promptly issue and sell to Holdco, and Holdco will purchase, four million shares of Class A Stock (the "Primary Issuance") for a price of $75 per share. A result of the Primary Issuance will be to cause Holdco to become a Holder within the meaning of Article Fourth, Section 3(e)(2) of the Company's certificate of incorporation, with the effect that the shares of Class A Stock to be sold to Holdco by IDT under the Letter Agreement will not be converted by their terms into shares of Common Stock, par value $.01 per share, of the Company upon the consummation of the Purchase.

5. "Piggyback" Registration Rights. The Board has granted to Holdco demand and "piggyback" registration rights with respect to the shares of capital stock of the Company hereafter acquired by it from IDT under the Letter Agreement, substantially as provided in the form of the Registration Rights Agreement attached hereto as Exhibit A.

6. Stock Option and Incentive Plan. The Board has adopted a resolution amending Section 6(g) of the Company's Amended and Restated 1999 Stock Option and Incentive Plan (the "Plan"), and any other sections of the Plan necessary to ensure that no rights of IDT employees under the Plan will be terminated or affected in any way as a result of the transactions contemplated in the Letter Agreement.

7. License and Approval of Transactions by Disinterested Directors. (a) The Company will grant (i) to AT&T, a license for all of the Company's present and future technology for use in the present and future businesses of AT&T and its affiliates and (ii) to IDT, a license for all of the Company's present and future technology for use in the present and future businesses of IDT and its affiliates. The Company also agrees that should the terms, conditions and pricing of a license be given prior to, on or after the date of the Letter Agreement by the Company to any other person (including, in the case of AT&T, IDT, and in the case of IDT, AT&T) which are more favorable to the licensee than those given to AT&T or IDT, as the case may be, which license has been approved or ratified by a majority of the disinterested directors, such terms, conditions and pricing shall be applicable to AT&T's


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     license or IDT's license, as the case may be, at such party's option. The
     Company agrees that licenses granted by it shall in all cases be subject to approval or ratification by a majority of the disinterested directors.

     (b) Any contract or transaction, including a license, between AT&T or any other participant in Holdco or any of their affiliates and the Company, or between IDT or any of its affiliates and the Company, involving the potential payment to or from the Company of more than $500,000, or any business combination between the Company, on the one hand, and IDT, AT&T, any participant in Holdco or any of their affiliates, on the other hand, shall be subject to the approval of a majority of the disinterested directors of the Company; provided that the requirement for such approval shall cease to apply at such time as Holdco or IDT, as the case may be, becomes the beneficial owner of more than 85% or less than 15% of the voting power of the Company; and provided further that the requirement of disinterested director approval shall not be required with respect to the granting of a license by the Company to AT&T or IDT which does not contain terms, conditions and pricing that are more favorable to the licensee than those contained in a license granted to any other person, which license has been approved or ratified by a majority of disinterested directors.

     (c) This Section 7 supersedes Section 11 of the Letter Agreement, other than the first sentence of Section 11 of the Letter Agreement which remains in full force and effect.

8. AT&T/Company Arrangements. AT&T and the Company will support good faith negotiations to work together to enter into the following commercial arrangements:

     o   AT&T will offer the Company's service on the WorldNet Internet service.

     o Each of AT&T and the Company will be classified by the other party as a "Preferred Supplier" where mutually beneficial and not inconsistent with other commitments of the parties existing on the date of this Agreement, with respect to all services offered by the parties. AT&T will make available to the Company the


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         opportunity to make presentations to senior operational management of
         AT&T with respect to products offered by the Company.

     o AT&T and the Company will work together to develop and deploy new products and applications that integrate Voice over Internet Protocol
         (VoIP) technology into PBX's and other communication products for the business market.

     o AT&T and the Company will work together to develop a series of commercial and VoIP technology developmental agreements. The goal of the agreements will be to (i) establish a framework for working together to further develop and enhance each of AT&T's and the Company's VoIP technology, and (ii) jointly develop new VoIP products and services.

     o AT&T and the Company will work together to develop broadband applications using VoIP technology, it being understood that it is not the intent of the parties to create a preferred position for the Company as a broadband services provider.

     o AT&T and the Company will work together in developing and implementing such technologies as are required for the interoperability of each party's services with the other's.

     o AT&T and the Company will work together in developing "on-net" advantages in the delivery of each other's services.

     o AT&T and the Company will work together to develop and evolve the standards for Internet telephony.

9. Voting Agreement. In the event that Holdco and IDT are unable to agree on acceptable nominees to the Board (as described in Section 9 of the Letter Agreement), Holdco and IDT will be counted as present for purposes of determining a quorum at the shareholders meeting but will abstain from voting on such nominees as to which Holdco and IDT are unable to agree.


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10.  Binding Intent. It is the intent of the parties hereto that the agreements contained herein be legally binding on and enforceable against them. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law rules or principles. Each party hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Definitive Documentation. The parties agree to negotiate in good faith and enter into mutually acceptable definitive documentation with respect to the transactions contemplated herein and in the Letter Agreement and on the terms and conditions set forth herein and in the Letter Agreement.


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If the foregoing conforms to your understanding, please so signify by signing in the space provided below. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                                          Very truly yours,


                                          NET2PHONE, INC.

                                          By: /s/ HOWARD S. BALTER
                                             -----------------------

Accepted and Agreed:
AT&T CORP.

By: /s/ JOHN C. PETRILLO
   ---------------------

IDT CORPORATION

By:/s/ JAMES A. COURTER
   ---------------------